UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2008

AmCOMP Incorporated
(Exact name of registrant as specified in its charter)

Delaware	000-51767	65-0636842
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 U.S. Highway One, North Palm Beach, Florida		33408
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 840-7171

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 28, 2008, in contemplation of a potential settlement of a purported class action complaint filed in connection with AmCOMP Incorporated’s (the “Company”) proposed merger with Employers Holdings, Inc. (“Parent”) and Sapphire Acquisition Corp. (“Sapphire”), Parent, Sapphire and the Company have entered into an amendment (“Amendment No. 1”) to the initial Agreement and Plan of Merger, dated January 10, 2008 (“Initial Merger Agreement” and with Amendment No. 1, the “Merger Agreement”), to provide that the termination fee payable to Parent would be reduced from $8.0 million to $5.0 million in cash in the following circumstances:

•	at any time on or after January 10, 2008, a third party takeover proposal is made to us or is proposed to be made to us;

•
thereafter, the Merger Agreement is terminated (1) by us or Parent because the merger has not occurred on or before October 31, 2008 or because our stockholders do not adopt the Merger Agreement and approve the merger at the special meeting, or (2) by Parent because we have breached the Merger Agreement (assuming Parent is not in material breach); and

•
a definitive agreement providing for a “qualifying transaction” is executed between 6 months and 12 months after the date of such termination or a qualifying transaction has been consummated during such six-month period.

Item 9.01.                                Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description

2.1	Amendment No. 1 to Agreement and Plan of Merger, dated as of April 28, 2008, by and among AmCOMP Incorporated, Employers Holdings, Inc. and Sapphire Acquisition Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMCOMP INCORPORATED

Dated: May 2, 2008	By:	/s/ Kumar Gursahaney
		Name:	Kumar Gursahaney
		Title:	Senior Vice President, Chief Financial Officer and Treasurer